EXHIBIT 10.23

                 Amendment No. 1 to Stock Purchase Agreement

      Amendment No. 1 dated as of December 29, 1998 to the Stock Purchase Agreement dated as of October 30, 1998 (the "Stock Purchase Agreement"), by and among Synaptix Systems Corporation, a Colorado corporation, d.b.a. Affiliated Resources Corporation ("Buyer"), Evans Systems, Inc., a Texas corporation ("ESI"), and Way Energy, Inc., a Delaware corporation ("Seller").

                             W I T N E S S E T H :

            WHEREAS, the above parties have entered into the Stock Purchase Agreement, pursuant to which Buyer will buy and Seller will sell all of the issued and outstanding shares (the "Shares") of common stock, par value $1.00 per share, of ChemWay Systems, Inc., a Texas corporation (the "Company"); and

      WHEREAS, the parties desire, upon the terms and conditions hereinafter set forth, to amend the Stock Purchase Agreement as set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1. Section 1.3(a) is hereby amended in its entirety to read as follows:

      "MAKE WHOLE ADJUSTMENT. In the event that the Anniversary Date Average Price (as defined below) is less than the Closing Date Price, Buyer shall issue a number of additional shares of Buyer Common Stock (the "Make Whole Shares") to Seller . The number of Make Whole Shares to be issued to Seller shall be equal to the greater of (i) zero or (ii) the Payment Shares subtracted from the quotient of the Purchase Price divided by Anniversary Date Market Price. The Anniversary Date Market Price shall mean the greater of (x) $2.40 and (y) the average closing price of a share of Buyer Common Stock on the Buyer's then principal trading market, during the 20 consecutive trading day period ending two trading days prior to the one year anniversary of the Closing Date. The Make Whole Shares, if any, shall be delivered to Seller ten days after the one year anniversary of the Closing Date. The maximum number of Make Whole Shares to be delivered shall be 1,000,000."

      2. Section 1.3(d) (A) is hereby amended in its entirety to read as follows:

                  "(A) If (i) Buyer agrees to merge or consolidate with another entity and Buyer is not the surviving entity upon consummation of the merger or consolidation (the date of such consummation being the "Transaction Date"), (ii) the Transaction Date occurs on or before the last day upon which the Make Whole Shares could be delivered under Section 1.3(a) hereof and the Make Whole Shares

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            have not been issued and delivered to Seller and (iii) the value two trading days before the Transaction Date of the consideration per share of Buyer Common Stock to be received by shareholders of Buyer, determined by the Buyer's board of directors acting in good faith (the "Consideration Value") in such merger or consolidation is not equal to or greater than the Closing Date Price, then on the Transaction Date immediately prior to the consummation of the merger or consolidation, Buyer shall deliver to each Seller for each share of Buyer Common Stock originally issued at the closing hereunder and held by such Seller on the Transaction Date (before the consummation of the merger or consolidation) shares of Buyer Common Stock having a value equal to the difference between the Closing Date Price and the Consideration Value, with such value determined based upon the average closing price of a share of Buyer Common Stock during the 20 trading days ending two trading days prior to the Transaction Date."

      3. Section 1.3(d)(B) is hereby amended in its entirety to read as follows:

                  "(B) If (i) on or before the last date upon which the Make
            Whole Shares could be delivered under Section 1.3(a) hereof (provided that no Make Whole Shares have been issued and delivered to Seller), Buyer concludes a transaction required to be reported under Section 13(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder (the "13(e) Transaction") and (ii) the average closing price of a share of Buyer Common Stock on the 20 trading days ending two trading days prior to the last day upon which shareholders of Buyer could tender shares of Buyer Common Stock in the 13(e) Transaction (the "13(e) Transaction Date Average Price") is less than the Closing Date Price, on the date Buyer distributes the consideration for the shares of Buyer Common Stock tendered and accepted in the 13(e) Transaction, Buyer shall pay to Seller an amount of cash per share tendered and accepted equal to the difference between the Closing Date Price and the 13(e) Transaction Date Average Price (as if Buyer had issued shares of Buyer Common Stock having a value equal to the difference between the Closing Date Price and the Transaction Date Average Price, and such shares were tendered and accepted), provided that Buyer shall also pay to Seller the consideration per share tendered and accepted of Buyer Common Stock paid in the 13(e) Transaction to tendering shareholders for shares of Buyer Common Stock accepted by the Buyer."

      4. Article I is hereby supplemented to include an additional provision,
Section 1.4, that shall read as follows:

                  "Section 1.4 PUT RIGHT. At any time after April 1, 1999 (the
            "Put Date"), Seller shall have the right to sell (i.e. to "put") the Payment Shares to the Buyer for $4.00 per Payment Share as described below (the "Put"). Notwithstanding

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            anything to the contrary herein, the Put shall immediately terminate and be of no further force and effect upon the satisfaction and full performance by Buyer of those covenants set forth in Sections 4.12 and 4.13 of the Stock Purchase Agreement, provided that there is no inaccuracy or breach of the representations of the Buyer contained in Section 3.17.

                        (a) At any time on or after the Put Date, Seller may notify the Buyer of its irrevocable election to exercise the Put by delivering to the Company a duly completed notice of such election.

                        (b) No later than 10 business days after Seller's delivery of the notice of election, the Buyer shall effect the purchase of the Shares, at the closing (the "Closing") to occur at a mutually convenient time, date and location.

                        (c) At the Closing, (i) the Buyer shall pay to Seller $4.00 per Share, and (ii) Seller shall convey any Payment Shares subject to the Put to the Buyer free and clear of all liens, claims or encumbrances and deliver to the Buyer appropriate stock powers in blank duly executed by Seller.

                        (d) As security for the Buyer's satisfaction of its obligations under this Section 1.4, the Buyer shall enter into a Security Agreement in favor of Seller substantially in the form of Exhibit B hereto.

      5. Article III is hereby supplemented to include an additional provision,
Section 3.17, that shall read as follows:

       "Section 3.17. COMPANY FUNDING. Since October 30, 1998 the Buyer has issued or agreed to issue an aggregate of 920,000 shares for aggregate cash proceeds of $800,000 and a note payable in an amount of $1,500,000. The Buyer has received additional subscriptions for 80,000 shares which is expected to yield aggregate net proceeds of $200,000 (the "Subscriptions"). The Buyer has entered into a letter agreement dated December 18, 1998 with ICI Americas, Inc. ("ICI"), a copy of which is attached hereto as Exhibit 3.17 (the "ICI Agreement"), regarding repayment of approximately $1,000,000 of the indebtedness of the Company to ICI. At the Closing, the Buyer shall contribute $500,000 of the previously described net proceeds to enable the Company to make the $500,000 payment required at Closing. The Buyer has no reason to believe that it will be unable to satisfy other trade creditors of the Company and or to fund the commencement of the Company's operations on or prior to February 1, 1999."

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      6. Article IV is hereby amended by deleting Section 4.12 and inserting in its place the following:

       "Section 4.12. ADDITIONAL FINANCINGS; COMMENCEMENT OF OPERATIONS, ETC.. On of before February 1, 1999, the Buyer will (i) receive full payment of the principal amount of the note described in Section 3.17 above, (ii) receive payment of the Subscriptions or other equity financing resulting in at least $200,000 in additional net proceeds, (iii) contribute at least $1,500,000 of the proceeds from the financings described in Section 3.17 and this Section 4.12 to satisfy creditors of the Company and to fund the operations of the Company, (iv) satisfy all existing liabilities to the creditors that are set forth on Schedule
4.12 and (v) commence full operations of the Company. The Buyer further agrees to continue to provide the Seller Representatives with full access to the properties, contracts and records of the Buyer and its subsidiaries until fulfillment of Sections 4.12 and 4.13 and the Buyer shall furnish promptly to the Seller or Seller Representatives such other information concerning the business of the Buyer and the Company as the Seller shall reasonably request."

      7. Article IV is hereby supplemented to include an additional provision,
Section 4.13, that shall read as follows:

      "Section 4.13 REPAYMENT OF WAREHOUSE NOTE, ETC.. Following the Closing Date, Buyer covenants and agrees to satisfy all obligations of ESI under the note dated November 29,1996 (the "Warehouse Note") in favor of Texas Commerce Bank National Association currently having a principal balance of approximately $240,000 and to pay all payments of principal and interest under such Warehouse Note as such payments become due and payable. In addition, as soon as practicable following the Closing Date and not later than March 31, 1999, the Buyer hereby covenants and agrees to (i) repay the entire unpaid balance of the Warehouse Note, together with all accrued but unpaid interest thereon, (ii) fully perform, or cause the Company to fully perform, the ICI Agreement, and
(iii) repay all of the indebtedness of the Company to Dot Chemical, Inc. ("Dot") or obtain a full release of Seller and affiliate from all indebtedness of the Company to Dot."

      8. Article IV is hereby supplemented to include an additional provision,
Section 4.14, that shall read as follows:

            "Section 4.14 RESTRICTION ON BUYER'S ACTIONS. Buyer covenants and agrees that, except (i) as contemplated by this Agreement, or (ii) as agreed in writing by Seller, after the date hereof, and prior to the time that all covenants of the Buyer in set forth in Sections
            4.12 and 4.13 of this Agreement have been satisfied:

            i. the Buyer will not, directly or indirectly, (a) sell, transfer or pledge or agree to sell any capital stock of the Company or
                  (b) split, combine or reclassify Buyer's outstanding Common Stock;

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            ii.   (a) declare, set aside or pay any dividend or other
                  distribution payable in cash, stock or property with respect to its capital stock; (b) sell, transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets of the Company that are subject to the terms of the Security Agreement; or (c) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

            iii. the Buyer will not modify, amend or terminate any of the Company's Material Agreements or waive, release or assign any material rights or claims of the Company;

            iv. neither Buyer nor the Company will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or the Company;

            v. Except for payments required to satisfy existing liabilities to creditors of the Company and ESI pursuant to Sections 4.12 and 4.13, the Company will not make or agree to make any capital expenditure or capital expenditures greater than $50,000 in the aggregate;

            vi. neither Buyer nor any of its Subsidiaries will increase the compensation of any director, executive officer or other key employee of Buyer or pay any benefit or amount not required by a plan, agreement, understanding or arrangement as in effect on the date of the Agreement to any such person;

            vii. neither Buyer nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Buyer contained herein inaccurate in any material respect; or

            viii. neither Buyer nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing."

      9. Section 5.3(d) is hereby amended in its entirety to read as follows:

                  "(d) The Payment Shares, registered in the name of the
            Seller."

      10. Section 6.2(f) is hereby amended in its entirety to read as follows:

                  "(f) TAX FREE STATUS. The Seller shall have received advice of its tax counsel that it will not be taxed upon receipt of the Payment Shares and the Make Whole Shares, other than amounts, if any, treated as interest pursuant to Section 483 of the Internal Revenue Code of 1986, as amended and Treasury Regulations promulgated thereunder."

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      11. Section 6.2(g) is hereby deleted in its entirety.

      12. The Registration Rights Agreement is hereby amended in its entirety and replaced with the Registration Rights Agreement attached hereto as Exhibit B.

      13. The Disclosure Schedules are hereby amended and replaced in their entirety with the amended Disclosure Schedules attached hereto as Exhibit C.

      14. Except as modified above, and in the letter agreement dated as of October 30, 1998 the terms and conditions of the Stock Purchase Agreement are hereby confirmed and shall remain in full force and effect.

      15. This Amendment may be executed simultaneously in two or more counterparts which may be by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

                                    BUYER:

                                    SYNAPTIX SYSTEMS CORPORATION


                                    By:   /S/ VIRGINIA M. LAZAR
                                    Name: Virginia M. Lazar
                                    Title: Executive Vice President & Secretary

                                    SELLER:

                                    WAY ENERGY, INC.


                                    By:   /S/ J.L. EVANS, SR.
                                    Name: J.L. Evans, Sr.
                                    Title: President

                                    EVANS SYSTEMS, INC.


                                    By:   /S/ J.L. EVAN, SR.
                                    Name: J.L. Evans, Sr.
                                    Title: President

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